Jacob Funds Inc.

Amended and Restated Fee Waiver Agreement

This agreement (the “Agreement”) is made effective as of December 31, 2021 by and between Jacob Funds Inc., a Maryland corporation, on behalf of the Jacob Internet Fund series thereof (the “Fund”), and Jacob Asset Management of New York LLC, a Delaware limited liability company (the “Adviser”).

The Advisor hereby agrees to waive the advisory fees paid by the Fund in an amount up to an annual rate of 0.10% of average daily net assets, to the extent that the Fund’s Total Annual Operating Expenses (excluding any taxes, interest, brokerage fees, acquired fund fees and expenses, and extraordinary expenses) exceed 2.95% and 2.65% of average daily net assets for Investor Class shares or Institutional Class shares of the Fund, respectively, on an annualized basis.

The Fund agrees to repay the Adviser any fees previously waived for the Fund in later periods; provided, however, that the repayment shall be payable only to the extent that it (1) can be made during the thirty-six (36) months following the time at which the Adviser waived fees for the Fund under this Agreement, and (2) can be repaid without causing the Total Annual Operating Expenses (excluding any taxes, interest, brokerage fees, acquired fund fees and expenses, and extraordinary expenses) of the Fund to exceed any applicable fee waiver agreement that was in place for the Fund at the time the fees were waived. The Fund agrees to furnish or otherwise make available to the Adviser such copies of its financial statements, reports, and other information relating to its business and affairs as the Adviser may, at any time or from time to time, reasonably request in connection with this Agreement.

This Agreement may not be assigned by the Adviser without the prior consent of the Fund. This Agreement shall automatically terminate upon the termination of the Investment Advisory Agreement or in the event of merger or liquidation of the Fund.

The parties hereto have caused this Agreement to be effective for a period commencing on the date of this Agreement and continuing through January 2, 2023.

Jacob Funds Inc.
By: /s/ Ryan I. Jacob
Name and Title: Ryan I. Jacob
President and CEO

Jacob Asset Management of New York LLC
By: /s/ Ryan I. Jacob
Name and Title: Ryan I. Jacob
Chairman and CEO